NEWS

RELEASE

MOD-PAC CORP. × 1801 Elmwood Avenue × Buffalo, NY  × 14207

For more information contact:

Kei Advisors LLC

Deborah K. Pawlowski

716.843.3908

Dpawlowski@keiadvisors.com

FOR IMMEDIATE RELEASE

MOD-PAC CORP. Appoints David B. Lupp as Chief Operating Officer

BUFFALO, NY, September 18, 2008-- MOD-PAC CORP. (NASDAQ: MPAC), an on-demand commercial printer and manufacturer of custom paper board packaging, announced that effective September 18, 2008, its Board of Directors has appointed David B. Lupp as Chief Operating Officer in addition to his role as Chief Financial Officer.  Mr. Lupp will assume day-to-day responsibilities for all operational and management aspects of the company.

Mr. Daniel G. Keane, President and CEO of MOD-PAC CORP., commented, “Over the past year, Dave has been instrumental in identifying opportunities to optimize our operations and reduce costs.  He has smoothly implemented these changes within our organization demonstrating the strength of his leadership skills.  We believe that in his expanded role, Dave will be a leading driver of change and improving overall performance at MOD-PAC. I look forward to partnering with Dave to develop and execute both strategic and tactical plans for the Company’s future growth.”

Prior to joining MOD-PAC in January 2006 as Chief Financial Officer, Mr. Lupp, a Certified Public Accountant, began his career at KPMG LLP and had subsequently held senior level financial officer positions with other manufacturing companies for over twenty years.

MOD-PAC also announced that Mr. Daniel J. Geary, Controller, has been appointed Vice President of Finance.  Mr. Geary, a Certified Public Accountant, joined MOD-PAC in February 2005 as Controller.  He previously was employed at Eastman Kodak Company and Deloitte & Touche LLP.

In addition to these management changes, Philip C. Rechin, Vice President of Sales, has been given expanded responsibilities.  In addition to managing the sales efforts for custom folding cartons, Mr. Rechin is now also leading the activities for the commercial print and mailing services and stock box product line sales.  Mr. Rechin joined MOD-PAC in 1986 and has served as Vice President of Sales for custom folding cartons since 2000.  Under his direction, custom folding carton sales have almost doubled from $15 million to $29 million annually.

ABOUT MOD-PAC CORP.

MOD-PAC CORP. is a high value-added, on demand print services firm operating a unique low-cost business model.
MOD-PAC leverages its capabilities to innovate and aggressively integrate technology into its marketing, order in-take and production operations to provide economically-priced, short run, on demand, full-color commercial and folding carton print products and services.  MOD-PAC also offers data management and direct mail and fulfillment service capabilities.  MOD-PAC, through its large, centralized facility, has captured significant economies of scale by channeling large numbers of small-to-medium-sized print orders through its operations.

MOD-PAC’s key differentiator is its success at being a just-in-time producer of short-run, quality on demand print products.  Through its lean manufacturing processes coupled with state-of-the-art printing technologies, MOD-PAC is able to address short-run, highly variable content needs of its customers with short turn around times relative to industry standards.  MOD-PAC’s strategy is to expand its market share by leveraging its capabilities and expanding its service offering to capture a greater share of the print value chain to meet the growing customized needs of its customers.

This and other information which MOD-PAC regularly posts on its website, can be found at: http://www.modpac.com

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